EXHIBIT 99


    CAUTIONARY STATEMENTS REGARDING "SAFE HARBOR" PROVISIONS
     OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995


     The Company is hereby filing a cautionary statement identifying important factors that could cause the Company's actual results to differ materially from those projected in forward looking statements of the Company made by, or on behalf of, the Company.

    - Fluctuations in interest rates and foreign currency exchange rates.

    - Competitive factors including technological advances attained by competitors; patents granted to competitors;
       new products of competitors coming to the market; generic competition as the Company's products mature.

    - Increased pricing pressure both in the United States and abroad from managed care buyers, institutions and government agencies.

    - Government laws and regulations affecting domestic and international operations including, among other laws and regulations, those resulting from healthcare reform initiatives at the state and federal level, as well as those relating to trade, monetary and fiscal policies, taxes, price controls, and possible nationalization.

    - Patent positions can be highly uncertain and patent disputes are not unusual. An adverse result in a patent dispute can preclude commercialization of products or negatively impact sales of existing products.

    - Uncertainties of the FDA approval process and the regulatory approval processes of foreign countries, including, without limitation, delays in approval of new products.

    - Changes in the current tax law such as those currently being considered by the United States Congress which would amend the Section 936 income tax credit to completely phase out the income-based tax credit for those companies with operations in Puerto Rico, where the Company has a major manufacturing facility.

    - Difficulties in product development. Pharmaceutical product development is highly uncertain. Products that appear promising in the early phases of development may fail to reach market for numerous reasons. They may be found to be ineffective or to have harmful side effects in clinical or pre-clinical testing, they may fail to receive the necessary regulatory approvals, they may turn out not to be economically feasible because of manufacturing costs or other factors or they may be precluded from commercialization by the proprietary rights of others.

    - Recalls of pharmaceutical products as a consequence of previously unknown side-effects or for other reasons may occur.

    -  Significant litigation adverse to the Company.






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